AGREEMENT

     This agreement (the "Agreement") is made as of the 6th day of August 1997 by and between Transroll Navegacao S.A., a Brazilian corporation ("TRN") and NPR Holding Corporation, a Delaware corporation ("NPR", TRN and NPR sometimes individually entitled a "Party," or collectively, the "Parties").

                              W I T N E S S E T H :

     WHEREAS, the Parties are desirous of forming a joint venture (the "Joint Venture") to provide common carrier services in the Trade as hereinafter defined and of forming a joint venture company (the "Company") to manage and operate the Joint Venture and to provide containerships to transport cargoes in the Trade, and

     WHEREAS, TRN is a corporation equipped with infrastructure and port facilities suitable for supporting common carrier services in the Trade and has owned, chartered or operated vessels in common carrier services to and from ports and points in South America, and

     WHEREAS, NPR is a corporation equipped with infrastructure and port facilities suitable for supporting common carrier services in the Trade and has owned, chartered or operated vessels in common carrier services to and from ports and points in North America, Puerto Rico and the Caribbean Islands.

     NOW, THEREFORE, the Parties agree as follows:


                                    ARTICLE I

                           OBJECTIVE OF THE AGREEMENT

     1.1 The objective of the Parties is to provide, through the Company, a regular, complete and efficient common carrier service to the Trade.

     1.2 A further objective of the Parties shall be steady growth in the volume of cargoes carried in the Trade such that vessels of increasing capacity shall be required. This growth is intended to lead, within three (3) to four (4) years from commencement of service in the Trade, to utilization of vessels of three thousand (3,000) to four thousand (4,000) TEU capacity. As is more further detailed in Article 5.3 hereof, to the extent that the Company has not acquired its own vessels, each Party shall have the right to provide up to one-half of the vessel capacity as is deemed suitable by the Board of Directors, which the Company shall require in order to service the Trade, and, in the event that one Party chooses not to exercise this right, the other Party shall have the right to provide all of the Company's vessel capacity requirement; provided, however, that such vessels shall be container vessels capable of servicing the needs of the Trade.

     1.3 The Company shall use in the Trade the port facilities in South America owned, operated or managed by TRN and shall use in the Trade the port facilities in North America and the Caribbean Islands owned, operated or managed by NPR, at rates and levels of service as set forth in Article 3.2(c) hereof.


                                    ARTICLE 2

                                    THE TRADE

     2.1 This Agreement shall cover the carriage of cargo between any port or point in North America, Central America and the Caribbean Islands (the "Northern Points"), on the one hand, and any port or point within Brazil, Argentina, Uruguay and Paraguay (the "Southern Points") on the other hand (the "Core Trade"), as well as such other ports or points agreed to by the Parties from time to time (the "Non-Core Trade," and collectively with the Core Trade, the "Trade"). The Trade shall not include Brazilian or United States coastwise trade or Mercosur common carrier services in South America.

                                   ARTICLE 3

                            COMMITMENT OF THE PARTIES

     3.1 Neither Party or its affiliates, directly or indirectly, shall operate or enter into any other agreement, venture, space or slot charter arrangement, rationalization or other cooperative arrangement relating to carriage of cargo in the Trade without the prior written agreement of the Parties.

     3.2 The Parties shall cause agreements as set forth below to be finalized and executed within thirty (30) calendar days of the date hereof; provided, however, that no disagreement over the terms thereof shall constitute grounds to void or otherwise render unenforceable this Agreement.

          (a) General Agency Agreement. TRN shall provide to the Company in the Southern Points, and NPR shall provide to the Company in the Northern Points, general agency services, including, without limitation, marketing, freight bookings, cargo documentation, third party connecting carrier services and account handling. Fees for such agency services shall be paid upon an agreed percentage. Such percentage shall apply both to the services rendered by TRN and by NPR. The Parties agree that before the appointment of any new sub-agents to service the Trade in Central America or the Caribbean Islands, the identity of such sub-agents and the terms of their agency contract shall be submitted to the Board of Directors of the Company for prior approval.

          (b) Connecting Carrier Services, TRN and NPR shall render ocean connecting carrier services to the Company at rates to be calculated and established annually on or prior to December 1 of the year immediately preceding the year for which such rates will be effective and which shall be based upon the lower of (i) the lowest net rates that they charge their most favored clients and (ii) market rates (e.g. in the event a vessel which is operating in a protected trade is providing connecting carriage to a non-restricted cargo, market rates shall apply).

          (c) Terminal Serviccs. Any terminal or other cargo facility located in a port serviced by the Trade which is owned or operated, either wholly or partly, by a Party or one of its affiliates, shall be utilized by the Company. Such owning or operating Party shall provide the highest level of service at the lowest net rates that it charges its most favored clients; provided, however, that such services and costs are not materially worse than those available from the principal competitors at the relevant port. To the extent a Party's terminal does not provide services to third parties, the rate charged to the Company shall be an amount equal to such Party's direct costs plus a portion of that terminal's administrative expenses to be agreed, excluding corporate overhead.

          (d) Container Interchange Agreement. TRN, NPR and the Company shall enter into a Container Interchange Agreement to optimize utilization of the serviceable equipment, subject to the best interest of the Parties and the Company. The Parties shall calculate and establish semi-annually in advance the equipment interchange rates. Such rates shall, for the first year, be established in August and December 1997; thereafter semi-annually in June and December. The rates shall be based upon the lower of (i) the aggregate average cost of each Party's respective equipment category or (ii) the market rate for such equipment. Equipment positioning costs shall be based upon the actual pro-rata costs of each Party as calculated and established semi-annually in advance. The direct, actual cost of equipment maintenance shall be passed through to the Company, whether the maintenance is performed by a Party or a third party. In addition, the Party performing the maintenance shall be entitled to receive from the Company compensation at a rate to be agreed. Both Parties shall be so compensated at the same rate. As an alternative, but only if agreed by both Parties, a maintenance allocation for each piece of equipment may be established and charged to the Company by the Party responsible for maintenance.

          (e) Intermodal Agreement. TRN shall provide to the Company in South America, and NPR shall provide to the Company in North America, Central America and the Caribbean Islands intermodal and other operating services relating to inland transportation and delivery of cargo. Such services, when obtained from a third party, shall be passed through at the best net rate achievable. When the services are provided by a Party, they shall be provided at the lowest net rate that such Party charges its most favored clients.

     3.3 With respect to the services identified in Article 3.2, (with the exception of the equipment positioning and maintenance costs referenced in
Article 3.2(d)), as well as any other services which either Party may arrange or provide in connection with activities in the Trade, the following principles shall govern:

          - Services, when obtained from a third party, shall be passed through to the Company at the best net rate achievable by the providing Party, based upon both Parties' total aggregate purchasing capability from the provider.

          - Services, when provided directly by a Party or its shareholders, shall be passed to the Company at the lowest cost or net rate that it charges its most favored clients.

          - Any rebates, commissions, bonuses or similar benefits obtained by a Party in connection with services or equipment provided to the Company shall be passed by such Party to the Company.

     3.4 The Parties agree that it is in their mutual interest, as well as in the interest of the Company, to work with the current information systems of each Party in order to facilitate and enhance performance under this Agreement. To that end, both Parties shall make available to each other and to the Company their own respective non-proprietary information systems software at no charge, and shall provide access to and utilization of their respective systems at marginal cost. With respect to proprietary systems software, neither Party shall object to the other Party's purchase at its own cost of such software from the provider. The Parties shall each designate one individual who shall be available to work with the other Party's designee so that each Party may become familiar with and fully understand the other's systems and so that a common system may be achieved at the earliest possible date. Any knowledge of a Party's non-Joint Venture related business gained from access to such systems shall be treated by the other Party as Confidential Information within the meaning of Article 13 hereof.

     3.5 Upon the request of an officer(s) of a Party, representatives of such Party including its duly appointed accountants, shall have such access to the books and records of the other Party as is necessary to verify compliance with this Agreement, including, without limitation, that amounts charged hereunder comply with the provisions of this Agreement. Such access shall be upon reasonable notice and conducted in a manner that shall cause as little disruption as possible to the activities and affairs of the other Party.


                                    ARTICLE 4

                                   THE COMPANY

     4.1 The name of the Company shall be Transroll Navieras Express, Inc. (doing business as "TNX").

     4.2 The Company will be a Liberian corporation having its registered address at 80 Broad Street, Monrovia, Liberia.

     4.3 The Company will be authorized to issue one hundred (100) registered no par shares.

     4.4 The initial capital of the Company will be one million U.S. Dollars (U.S.$1,000,000), which shall be subscribed 50.01% by TRN and 49.99% by NPR. Promptly upon funding, which shall occur within ten (10) business days of the issuance by the Republic of Liberia of the Company's Certificate of Incorporation, fully paid shares shall be issued to the subscribers. A quorum for any vote taken at a shareholder's meeting shall be seventy-five percent (75%). When a quorum is present or represented at a shareholder meeting, the vote of the holders of at least seventy-five percent (75%) of the issued and outstanding capital stock of the Company shall decide any question brought before such meeting.

     4.5 The initial working capital of the Company shall be five million U.S. Dollars (U.S.S5,000,000), one million ($1,000,000) of which shall be contributed as stated in Article 4.4, and the balance of which shall be the subject of loans in equal amounts from TRN and NPR on terms as appear in the form of Promissory Note to be mutually agreed.

     4.6 The By-Laws of the Company shall provide that at the first meeting of the shareholders (which shall occur during August, 1997) and at each annual meeting thereafter, the shareholders shall elect a Board of Directors consisting of four (4) members. Two (2) of the Directors shall be nominated by TRN and two
(2) by NPR. Each Party agrees to vote its shares in favor of the nominees of the other Party. The By-Laws will provide that a majority of the Directors must be present in person, by proxy, or by conference telephone or video conferencing for a quorum to exist and every decision or action of the Board shall require the affirmative vote of a majority of all of the Directors. The By-Laws shall provide for the election of a President, a Vice President, a Treasurer and a Secretary at the initial meeting of the shareholders, the President to be the nominee of one Party and the Vice President the nominee of the other Party. At each annual meeting of the shareholders thereafter, the Party which did not nominate the then-presiding President shall have the right, but not the obligation, to nominate a new President, and the Board of Directors shall vote to have such nominee assume the role of President upon conclusion of the meeting. Upon such event, the other Party shall have the right to nominate the Vice President.

     4.7 The Directors of the Company shall serve without compensation, but shall be reimbursed for their reasonable transportation, subsistence and out of pocket expenses directly related to attendance at Board meetings. Officers and employees of the Company shall be compensated as determined from time to time by the Board of Directors.

     4.8 In the event that the Board of Directors fail to resolve an issue designated by a Party in writing as critical, such Party shall thereafter have the right to provide a written notice of termination. The Company will continue to operate the Joint Venture and Trade in due course for at least three (3) years from the date of receipt by the other Party of such termination notice in order to enable the Parties to develop other services individually or with others.


                                    ARTICLE 5

                                     VESSELS

     5.1 Initially, the Company will time charter from independent third parties five (5) vessels to be used exclusively to maintain the common carrier services in the Trade. Such vessels will be operationally suitable for service in the Trade. The time charters will each be for periods not in excess of one (1) year, unless the Parties otherwise agree. It is recognized by the Parties that, as a start-up operation, the Company may require guaranties or other forms of financial security established in favor of the vessel providers in order to successfully obtain the above-referenced charters. It is agreed that in the event such security is requested, each Party shall provide corporate guaranties or other security in equal amounts up to one million five hundred thousand dollars (U.S.$1,500,000). The Company shall remunerate each Party by paying an annual fee equal to one and one-half percent (1.5%) of its portion of the total amount of security outstanding.

     5.2 As cargo volume in the Trade expands and the Company otherwise decides to replace and/or vary the size and number of vessels in the service, such replacement and/or additional tonnage shall be acquired pursuant to Board approval, and according to the following alternatives:

         (a) By the Company's acquisition of its own vessels.

         (b) By chartering-in, at market rates, vessels owned or controlled by a Party, provided such vessels are container vessels capable of servicing the needs of the Trade.

         (c) By chartering-in tonnage from third-party vessel providers only in the event that neither Party is prepared to provide container vessels in accordance with sub-paragraph (b) above.

         5.3 (a) The Parties agree that, as a primary objective, the Company shall seek to acquire its own vessels for service in the Trade. To that end, the Company promptly shall conduct a review and study of its likely tonnage requirements in future years and the possible benefits of establishing a newbuilding program.

         (b) At any time after commencement of service in the Trade, a Party may submit a proposal for a newbuilding program to the Board of Directors of the Company. Within thirty (30) days of receipt of such proposal, the Board of Directors shall determine whether the Company (i) is interested in pursuing the proposed newbuilding program and (ii) whether the Company is capable of meeting the financial requirements of such program, and shall provide written notice of its determination to the Parties. If the Board of Directors does not affirmatively vote in favor of the newbuilding program, the program shall not be pursued by the Company; however, it is agreed that such vote shall not constitute a critical issue within the meaning of Article 4.8 hereof. Rather, the Party proposing the newbuilding program shall have rights as hereafter set forward in this Article.

         (c) In the event that the Company is not interested in pursuing the program, the Party which had submitted the proposal is thereafter entitled to pursue such program on its own, and shall have the option to proceed as follows:

               (i) Such Party may provide written notice to the Board of Directors of the Company of its intention to construct newbuilding(s) which notice shall include the specific characteristics of the vessel(s) to be built, the identity of the shipyard and the estimated date of delivery of the new vessel(s).

               (ii) Within thirty (30) days of receipt of such notice, the Company shall advise the providing-Party whether it shall utilize any or all of the capacity of the new vessel(s) Any commitment to acquire capacity shall be for a minimum period of five (5) years from the date of delivery of the new vessel(s), and shall be set forth on a year by year basis (e.g. 1,500 TEU slots for year one, 2,000 TEU slots for year two, the entire vessel for year three, etc.).

               (iii) Acquisition of capacity on the new vessel(s) may be by demise, time or space charter, or any other means mutually agreed; provided, however, that the rates charged shall always be at prevailing market rates as determined annually in advance. Determination of market rates in the case of time and space charters shall be based upon the full systems costs (i.e. charter hire, bunkers and port costs divided by total vessel TEU capacity) for vessels with a capacity equivalent to that which the Company requires and has agreed to acquire from the providing-Party (e.g. in the event the Company requires two thousand (2,000) TEU slots, and, in order to fulfill that requirement, a providing-Party makes available two thousand (2,000) slots on a three thousand

         (3,000) TEU vessel, the rate that the Company shall pay for the slots shall be based upon the fall systems costs of a two thousand (2,000) TEU vessel).

               (iv) Acquisition by the Company of capacity from a providing-Party shall be consistent with Article 1.2 hereof. Specifically, a providing-Party has the right to provide one-half of the tonnage required by the Company, and the right to provide all of the tonnage in the event the other Party chooses not to exercise its right. Failure to exercise this right does not preclude a Party from future exercise of the right, however, it can only do so consistent with the Company's commitments to the first providing-Party and any third-party vessel providers.

               (v) Any capacity on the new vessel(s) which the Company declines to acquire is available to be marketed by the providing-Party to other carriers in the Trade or otherwise ("Excess Capacity"); provided, however, that such Party shall not violate its obligations under
         Article 17 hereof. The Parties agree that the providing-Party shall provide notice to the Company of its intention to make Excess Capacity available to a third-party. The notice shall set forth the net rate and term to which such third-party has agreed. The Company shall have an option to acquire such Excess Capacity at the same rate and for the same term as agreed by the third-party; provided, however, such option must be exercised in writing within seven (7) days of receipt by the Company of the aforesaid notice.

                                   ARTICLE 6

                                 FISCAL MATTERS

     6.1 The President of the Company shall be responsible for the submission to the Parties of annual capital and operating budgets and an annual operating and capital plan at least thirty (30) days before the commencement of the Company's fiscal year as determined by the Board of Directors.

     6.2 The profits of the Company, determined by United States Generally Accepted Accounting Principles, shall be distributed to the Parties quarterly, but the Board of Directors may withhold from such distributions a reasonable amount as determined by the Board for reinvestment in the Joint Venture and to provide against contingencies. The Company shall be audited annually by such internationally recognized accounting firm as the Parties may agree. In addition to its other auditing functions, the auditor shall certify whether there has been material compliance with the terms of this Agreement.

                                   ARTICLE 7

                               START-UP EXPENSES

     7.1 Each Party shall bear its own legal, accounting and other fees and expenses related to initiating the Joint Venture. Whether or not the Agreement shall be consummated, the Parties will share on a 50/50 basis the charges of the Republic of Liberia in relation to the formation of the Company.

                                   ARTICLE 8

                       RESTRICTIONS ON TRANSFER OF SHARES

     8.1 Except as to affiliates and except in accordance with Article 15.6, neither TRN nor NPR shall, directly or indirectly, sell, assign, transfer, charge or otherwise encumber any part or all of their shares or voting interest in the Company, without offering to the other Party and any of its affiliates
(i) a right of first refusal to acquire such shares at the price actually offered by a bona fide offeror; and (ii) the right to put all of its share in the Company to the bona fide offeror at that same price. Any attempted transfer without such offers having been made shall be void. Shares issued by the Company shall bear a legend that any transfer thereof is subject to this provision.

                                   ARTICLE 9

                                   COVENANTS

     9.1 Subject to the provisions of this Agreement, TRN and NPR hereby covenant with each other as follows.

     9.2 Each Party shall use its best efforts to further the purposes of the Joint Venture and of the Trade.

     9.3 Each Party shall take all actions that are necessary to cause the formation of the Company as provided herein and such other actions as required of such Party by the provisions of this Agreement.

     9.4 The Parties shall cooperate with each other in preparing, filing and taking any other actions necessary with respect to any application, request or actions which are or may be necessary to obtain the consent of any government or third party to the transactions contemplated by this Agreement or which are or may be necessary or helpful in order to accomplish said transactions, including required filings with the Federal Maritime Commission.

     9.5 In recognition of the continuing problem of the unwitting carriage of illicit narcotics ("Contraband") aboard commercial ocean-going vessels, the Parties agree to exercise the highest degree of care and diligence to prevent or detect the smuggling of Contraband on board the vessels, in cargo or equipment carried on board the vessels.

                                   ARTICLE 10

                             REPRESENTATIONS OF TRN

     10.1 TRN is a corporation duly organized, validly existing, and in good standing under the laws of Brazil, with the requisite power to enter into and perform its obligations under this Agreement in accordance with its terms.

     10.2 TRN has the full right, power, and authority to execute and deliver this Agreement and to perform its terms. TRN has taken all required corporate actions to approve and adopt this Agreement. This Agreement is a duly authorized, valid and binding agreement of TRN enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     10.3 Neither the execution, delivery or performance by TRN of this Agreement, nor compliance by TRN with the terms and provisions thereof will (i) contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality applicable to it, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of TRN pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which TRN is a party or by which it or any of its property or assets is bound or to which it may be subject or
(iii) violate any provision of the Articles of Incorporation or By-Laws or partnership agreements (or analogous organizational documents) or any amendments thereto of TRN.

     10.4 No authorizations, consents or approvals of or filings with any governmental agencies or authorities are required in connection with the execution, delivery and performance of this Agreement by TRN.

                                   ARTICLE 11

                             REPRESENTATIONS OF NPR

     11.1 NPR is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with the requisite power to enter into and perform its obligations under this Agreement in accordance with its terms.

     11.2 NPR has the full right, power and authority to execute and deliver this Agreement and to perform its terms. NPR has taken all required corporate actions to approve and adopt this Agreement. This Agreement is a duly authorized, valid and binding agreement of NPR enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     11.3 Neither the execution, delivery or performance by NPR of this Agreement, nor compliance by NPR with the terms and provisions thereof will (i) contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality applicable to it, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of NPR pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which NPR is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) violate any provision of the Articles of Incorporation or By-Laws or partnership agreements (or analogous organizational documents) or any amendments thereto of NPR. The Parties recognize that NPR requires certain waivers from one or more lenders in connection with execution of this Agreement. Obtaining such waivers is not a condition to the validity or enforceability of this Agreement. NPR warrants that it shall obtain such waivers by April 1, 1998.

     11.4 No authorizations, consents or approvals of or filings with any governmental agencies or authorities are required in connection with the execution, delivery and performance of this Agreement by NPR.

                                   ARTICLE 12

                                   CONDITIONS

     12.1 The obligations of the Parties hereunder are subject to the fulfillment or waiver of the following conditions.

     12.2 Each of the representations set forth herein shall have been true and correct in all material respects as of the date when made, and shall be deemed to be made again on and as of the date any obligations are required to be performed and shall be true and correct in all material respects on such date; and the Parties each shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it.

     12.3 Neither of the Parties (a) shall be subject to any restraining order or injunction restraining or prohibiting any of the transactions contemplated hereby or (b) shall have received written notice from any governmental authority of its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby.

     12.4 All approvals, orders and consents under any federal, state, local or foreign statute, ordinance, law or regulation necessary to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect.

                                   ARTICLE 13

                              ADDITIONAL COVENANTS

     13.1 The Parties shall use any and all information relating to the Joint Venture or the Trade otherwise not available to the general public ("Confidential Information") only for purposes of the Joint Venture formed hereby and (i) shall, and shall cause its and their respective officers, directors, employees, attorneys, accountants and Agents (collectively, "Agents") to keep secret and retain in strictest confidence any and all Confidential Information, and shall not disclose such Confidential Information; and (ii) shall cause its Agents not to disclose such Confidential Information to any other person, firm or entity, except for such disclosures as may be required by law or legal process. Any press release (excluding routine discussions with the press) concerning the formation or operation of the Joint Venture must be approved by each of the Parties prior to release.

                                   ARTICLE 14

                                  TERMINATION

     14.1 This Agreement may be terminated under the following circumstances:

          (a) by the mutual written agreement of the Parties; or

          (b) in accordance with the provisions of Article 4.8 hereof, or

          (c) by a Party not in default upon the failure by the other Party hereto to perform any material obligation required to be performed by such Party pursuant to the terms of this Agreement, which failure shall continue for a period of 30 days following written notice of such failure from the Party seeking to terminate this Agreement, or

          (d) by TRN or NPR if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Company from acting as contemplated herein and such order, decree, ruling or other action shall have become final and non-appealable; or

          (e) by TRN in the event of (i) the filing by NPR of a voluntary petition or answer seeking reorganization, arrangement, liquidation, appointment of a receiver or custodian, or any other relief under the relevant bankruptcy laws or under any other act or law pertaining to insolvency or debtor relief; or
(ii) the filing of an involuntary petition against NPR or NPR seeking reorganization, arrangement, liquidation, appointment of a receiver or custodian, or any other relief under relevant bankruptcy laws or any other act or law pertaining to insolvency or debtor relief, and either the continuance of any of the foregoing for 60 days undismissed, unbonded or undischarged, or within such 60-day period, the entry of an order for relief under relevant bankruptcy laws or any other act or law pertaining to insolvency or debtor relief, or

          (f) by NPR in the event of: (i) the filing by TRN of a voluntary petition or answer seeking reorganization, arrangement, liquidation, appointment of a receiver or custodian, or any other relief under the relevant bankruptcy laws, or under any other act or law pertaining to insolvency or debtor relief, or (ii) the filing of an involuntary petition against TRN seeking reorganization, arrangement, liquidation, appointment of a receiver or custodian, or any other relief under the relevant bankruptcy laws or any other act or law pertaining to insolvency or debtor relief, and either the continuance of any of the foregoing for 60 days undismissed, unbonded or undischarged, or within such 60-day period, the entry of an order relief under the relevant bankruptcy laws or any other act or law pertaining to insolvency or debtor relief.

     14.2 Upon the termination of this Agreement, the Company shall be liquidated and all assets of the Company and of the Joint Venture, determined by independent audit, shall be distributed proportionally to TRN and NPR.

                                   ARTICLE 15

                               GENERAL PROVISIONS

          15.1 This Agreement is set forth in the English language, which text shall be official. This Agreement shall be signed and delivered by the Parties in one or more copies of the official text. Each such copy signed and delivered by the Parties shall be in an official original having equal force and effect with each other such copy duly signed and delivered by the Parties.

          15.2 Any dispute arising out of or in connection with this Agreement shall be settled by arbitration in accordance with the rules of the New York Society of Maritime Arbitrators, Inc. Such arbitration shall be entrusted to a panel of three (3) arbitrators, one of whom shall be appointed by TRN, another by NPR, and the third shall be appointed by the arbitrators nominated by the Parties. The arbitrators shall state the reasons for their award. They shall determine the costs of the proceedings and their allocation between the Parties. The arbitrators shall make an award of attorneys' fees.

          15.3 This Agreement will be governed by and construed in accordance with the laws of the State of New York (without giving effect to conflict of law principles thereof). The Parties agree to submit to the jurisdiction and venue of the United States District Court for the Southern District of New York for matters relating to compelling arbitration and confirming or vacating arbitration awards issued pursuant to Article 15.2 hereof.

          15.4 Neither Party shall be liable for special, consequential or punitive damages, including, but not limited to, loss of profit or business opportunity, provided such damages were not caused by intentional or willful breach and/or misconduct of a Party.

          15.5 This Agreement may only be amended in whole or in part by an agreement in writing duly signed and delivered by both TRN and NPR. This Agreement constitutes the entire Agreement between the Parties and shall supersede all prior agreements and expressions of intention between the Parties. On and after the effective date of this Agreement, neither Party shall be bound by any preliminary correspondence or expression of intention or by anything not in a writing signed by the Party to be bound thereby.

          15.6 Except as provided in Article 21, this Agreement may not be assigned by either Party, whether voluntarily, involuntarily or by operation or law without the prior written consent of the other Party given as an amendment of this Agreement. A sale of all or a majority of the shares of NPR shall not constitute a violation of this provision, provided that, in connection with such sale, the provisions of Article 15.9 shall govern.

          15.7 The Parties intend that the Company's business will be conducted so as not to subject the profits of the Joint Venture to taxation in the United States. Each Party shall be solely responsible for, and shall indemnify the Company from and against, any taxes (and any related interest, penalties and additions to tax) imposed upon a Party in connection with any dividends or other distributions paid to it by the Company.

          15.8 All notices, requests, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing (which shall include notice by telecopy or like transmission) and shall be deemed given (i) on the day it is delivered when delivered personally against receipt (or if that day is a Saturday or a Sunday or is not a day on which commercial banks are open for business in the city specified in the address for notice provided by the recipient (a "Local Business Day"), or if delivered after the close of business on a Local Business Day, on the first following day that is a Local Business Day), (ii) on the day it is received when sent by internationally recognized air courier, or (iii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Local Business Day, or if after the close of business on a Local Business
Day, on the first following day that is a Local Business Day), to the recipient Party at the address indicated for such Party below (or to such other address as the recipient Party may have specified by notice given to the other Party hereto pursuant to this provision):

If to the Company: Care of:
                   Av. Almirante Barrosso
                   139 Grupos 201/201 Castelo
                   Rio de Janeiro, RJ Brazil
                   55.21.532.1196
                   55.21.262.9618 (fax)
                   Attn: Executive Vice President

If to TRN:         Av, Almirante Barrosso        and          Curtis, Mallet-Prevost, Colt & Mosle
                   139 Grupos 201/201 Castelo                 101 Park Avenue
                   Rio de Janeiro, RJ Brazil                  New York, NY 10178
                   55.21.532.1196                             212.696.6161
                   55.21.262.9618 (fax)                       212.697.1559 (fax)
                   Attn: Executive Vice President

If to NPR:         P.O. Box 3170                 and          White & Case
                   212 Fernwood Avenue                        1155 Avenue of the Americas
                   Edison, NJ 08818                           New York, NY 10036
                   908.225.2121                               212.819.8200
                   Attn: President                            212.354.8113 (fax)

          15.9 It is agreed that if, in connection with any sale of all or a majority of the shares of NPR on or prior to the 12 month anniversary of the date hereof, Ronald Katims and Edward O'Donnell do not enter into employment arrangements with the buyer of such shares pursuant to which each of such persons' employment arrangements are at least as favorable to such persons as such persons' current arrangements with NPR with respect to term, incentive compensation and level of management responsibilities then TRN may object to such new employment arrangements within ten (10) days of the closing of the acquisition of such shares. NPR shall be obligated to notify TRN in writing prior to the closing of the current terms of Mr. Katims' and Mr. O'Donnell's employment as well as the arrangements between the buyer and Mr. Katims and Mr. O'Donnell. In the event that TRN objects to such new arrangements, the Company shall continue to operate the Joint Venture and Trade for at least thirty (30) days following the buyer's acquisition of such shares. In the event that after such 30-day period, TRN determines, in its discretion, that Mr. Katims or Mr. O'Donnell do not have employment arrangements with the buyer at least as favorable with respect to term incentive compensation and level of management responsibilities as their prior arrangements with NPR, then TRN shall have six (6) months to find a new joint venture partner with whom to operate the Joint Venture and Trade or to decide whether to operate in the Trade on its own. In either case, TRN shall have the right to purchase all of NPR's interest in the Joint Venture at a purchase price equal to NPR's aggregate investment plus interest on such investment at a rate of fifteen percent (15%) compounded annually. All other amounts owed to NPR by the Company shall be repaid at the time of such purchase. For purposes of this article, "aggregate investment" shall mean the original price paid by NPR for its shares in the Company, plus any outstanding loans made by NPR to the Company.

                                   ARTICLE 16

                          SUBSIDIARIES AND AFFILIATES

          16.1 Whenever in this Agreement, TRN or NPR is used, the terms shall include the affiliates and subsidiaries of both. For the purposes of this Agreement, neither BT Capital Partners, Inc. nor any of its affiliates (excluding NPR and any entity in which NPR has a direct or indirect ownership interest or any entity which is under its direct or indirect common control) shall be considered an affiliate of NPR.

          16.2 For the purposes of this Agreement, the, term "Affiliate" shall mean an entity that is directly or indirectly controlling or controlled by or under direct or indirect common control of such Party.

                                   ARTICLE 17

                                NON-COMPETITION

          17.1 Each of the Parties shall covenant and agree that during the term of the Agreement, other than as contemplated in the Agreement or with the prior consent of the other Party, they shall not directly or indirectly:

          (a) at any time wholly own, have a material ownership interest in, manage, operate, join or control, or participate in, alone or with any other person, the ownership, management, operation or control of any business, firm, corporation or other entity which engages in any common carrier liner service which directly competes with the Trade. For purposes of this provision, "material ownership" shall mean ownership, directly or indirectly, of more than one (1) percent of the total equity of a publicly traded company (including voting and non-voting participation) and any interest in a privately held company;

          (b) disclose any nonpublic information with respect to the Company, except as required by law or legal process;

          (c) solicit any customer (actual or potential) of the Company to conduct its business with a competing business or otherwise interfere with such customer relationship; and

          (d) solicit any employee of the Company to work directly or indirectly in direct competition with the Trade.

                                   ARTICLE 18

                                 FORCE MAJEURE

          18.1 Neither Party shall be deemed responsible with respect to its failure to perform any term (except the payment of amounts due) or condition of this Agreement if such failure, wholly or partly, is due to an event of Force Majeure, such as, but not limited to, war (whether declared or not), civil commotion, invasion, rebellion, sabotage, hostilities, strikes, labor disputes, other work stoppages, governmental (national, state, prefectural, municipal or other), regulations or controls taken or issued in sovereign capacity, or actions of God. Any Party claiming an event of Force Majeure shall exercise all reasonable endeavors to remedy the consequences of such event. Upon termination of such Force Majeure event causing a Party's failure to perform its obligations under this Agreement, such Party shall as soon as possible resume its performance of its obligations according to the terms and conditions of this Agreement. When an event of Force Majeure is of such a nature that (i) the objectives of this Agreement are substantially impaired, and (ii) the affected Party's performance is substantially impaired for more than 180 consecutive days, the Party whose performance has not been impaired shall have the right to issue a Notice of Termination.

                                   ARTICLE 19

                                   NO WAIVER

          19.1 Except as specifically provided in this Agreement, no failure or delay on the part of either Party in exercising any right, power or remedy hereunder and no course of dealing between the Parties shall operate as a waiver by either party of any such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except to the extent otherwise expressly provided in this Agreement, all rights, powers and remedies provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law or otherwise. Except as required by this Agreement, no notice or demand upon either Party in any case shall entitle such Party to any other or future notice or demand in similar or other circumstances or constitute a waiver of the right of either Party to take any other or further action in any such circumstances without notice or demand.

                                   ARTICLE 20

                           SEVERABILITY OF PROVISIONS

          20.1 The invalidity, illegality or unenforceability of any one or more of the provisions of this Agreement shall in no way affect or impair the validity and enforceability of the remaining provisions thereof.

                                   ARTICLE 21

                           ASSIGNMENT AND GUARANTEES

          21.1 The Parties agree that each may assign, at any time after the date hereof, its rights and obligations under this Agreement to a designated company which shall be a wholly-owned subsidiary of the respective Party. In addition, the Parties agree that NPR may obligate TRN to assign its rights and obligations under this Agreement to a designated company, the direct and indirect shareholders of which are all (a) non-U.S. citizens and (b) shareholders of TRN, or subsidiaries or affiliates of TRN shareholders.

          21.2 In consideration of this Agreement, NPR Holding Corporation hereby unconditionally and irrevocably guarantees, as primary obligor, in the event of default by its designated company ("NPR's Designee") hereunder, to discharge, on demand, all obligations and liabilities of NPR's Designee pursuant to this Agreement and to indemnify the Company and TRN against all losses, damages, costs and expenses that may be incurred by the Company by reason of any default on the part of NPR's Designee in performing and observing the agreements and provisions on NPR's part contained herein.

          21.3 In consideration of this Agreement, TRN hereby unconditionally and irrevocably guarantees, as primary obligor, in the event of default by its designee ("TRN's Designee") hereunder, to discharge, on demand, all obligations and liabilities of TRN's Designee pursuant to this Agreement and to indemnify the Company and NPR against all losses, damages, costs and expenses that may be incurred by the Company by reason of any default on the part of TRN's Designee in performing and observing the agreements and provisions on TRN's part contained herein.

          IN WITNESS WHEREOF, this Agreement has been signed on behalf of Transroll Navegacao S.A. and on behalf of NPR Holding Corporation by their duly authorized representatives as of the date first above written.

                                    TRANSROLL NAVEGACAO S.A.

                                    By: /s/ Richard Klien
                                        -------------------------------------
                                    Title: Vice President


                                    NPR HOLDING CORPORATION

                                    By: /s/ Edward W. O'Donnell
                                        -------------------------------------
                                    Title: Exec VP